BioCal's Exhibit 3.2 Certificate of Amendment


                   CERTIFICATE OF AMENDMENT OF
                   ARTICLES OF INCORPORATION OF
                     BIOCAL TECHNOLOGY, INC.

     The undersigned Ming-Sun Liu and Varoujan D. Amirkhanian here by certify that:

     1. They are the President and Secretary respectively of BIOCAL TECHNOLOGY, INC., a California corporation (this "Corporation").

     2. Article IV of the Articles of Incorporation of this Corporation is amended to read as follows:

          "(A) The corporation is authorized to issue one class of shares to be designated "Common Stock." The total number of shares of Common Stock the corporation is authorized to issue is One Hundred Million (100,000,000), no par value.

          (B) Each outstanding share of the corporation's common stock is hereby split and converted into ten (10) shares."

     3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the board of directors pursuant to
Section 902(c) of the California Corporations Code.

     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

DATE:      May 14, 2001

     IN WITNESS WHEREOF, the undersigned have executed the amendment to the Articles of Incorporation on May 14, 2001.


                                   /s/Ming-Sun Liu
                                   ------------------------
                                   MING-SUN LIU, President


                                   /s/Varoujan D. Amirkhanian
                                   --------------------------
                                   VAROUJAN D. AMIRKHANIAN, Secretary


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